EXHIBIT 5

                  [Allegheny Teledyne Incorporated Letterhead]


                                                            July 14, 1998



Allegheny Teledyne Incorporated
1000 Six PPG Place
Pittsburgh, PA  15222-5479

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of Allegheny Teledyne Incorporated (the "Company") related to the registration of $40,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") and an indeterminate amount of interests of participation offered pursuant to the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan (the "Plan").

         I am Counsel - Corporate and Securities to the Company and, in such capacity, I have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date, the Registration Statement, the Plan and such other corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

         In making such examination and rendering the opinions set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; and (iii) the conformity of originals of all documents submitted to me as certified, telecopied, photostated or reproduced copies and the authenticity of all originals of such documents.

         I am admitted to practice law in the Commonwealth of Pennsylvania and do not purport to be an expert on or to express any opinion on any laws other than the laws of the Commonwealth of Pennsylvania and the federal securities laws of the United States of America. The Plan provides that it is to be construed, governed and administered in accordance with the laws of the State of Delaware, a State in which I am not admitted to practice. I have assumed for the purposes of this opinion that the laws of the State of Delaware are identical to the laws of the Commonwealth of Pennsylvania. I have not examined the laws of the State of Delaware to determine any differences between the laws of such State and the laws of the Commonwealth of Pennsylvania. There will be differences.




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Allegheny Teledyne Incorporated
July 14, 1998
Page 2


         In addition, this opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. I express no opinion other than as expressly provided below (including without limitation any opinion on the content of any prospectus). In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should the Plan be amended or modified.

         Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations, when issued by the Company in the manner provided pursuant to the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject, as to enforcement, (x) to bankruptcy, insolvency, reorganization, readjustment of debt, arrangement, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights generally, and (y) to general principles of equity, whether such enforcement is considered in a proceeding at equity or at law.

         I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                            Very truly yours,


                                            /s/ Melanie S. Cibik
                                            Melanie S. Cibik
                                            Counsel - Corporate and Securities